Exhibit 10.4

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS

COVERING SECURITIES THAT HAVE BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933.

INTERNET CAPITAL GROUP, INC.
DEFERRED STOCK UNIT PROGRAM

Under the Internet Capital Group, Inc. 1999 Equity Compensation Plan

Internet Capital Group, Inc. (the "Company") generally pays each member of its Board of Directors an annual retainer fee and other fees ("Directors Fees"). By filing the attached form (the "Election Form") with the Company you will participate in the Internet Capital Group Deferred Stock Unit Program (the "Program") offered under the 1999 Equity Compensation Plan (the "Plan") for your 2005 Directors Fees. Your participation in the Program will automatically terminate on the date you cease to be a director and are no longer entitled to receive Directors Fees from the Company.

The following sets forth a brief description of the tax treatment associated with your election to participate in the Program as well as some of the more significant features and requirements of the Program. Please note that the American Jobs Creation Act of 2004 (the "Act") enacted last year makes substantial changes to the legal requirements for nonqualified deferred compensation plans, such as the Program, to preserve the deferred tax benefits associated with such plans. Therefore, certain changes will need to be made to the Program to conform the Program to a new section of the Internal Revenue Code of 1986, as amended (section 409A) (the "Code") that was added by the Act. In general, this new section of the Code will apply to Directors Fees deferred under the Program after December 31, 2004; however, there is a great deal of uncertainty regarding the impact of section 409A of the Code and the Company anticipates formal guidance from the IRS to clarify many of these uncertainties and provide transition guidance to comply with the requirements of this new section of the Code. The Company anticipates revisions to the Program in the following areas:

    Limitations on the ability to subsequently elect to delay commencement of benefits and change the form of benefits under the Program

    Elimination of a participant's ability to accelerate payment of benefits under the Program

    Elimination of the ability to take an in-service distribution, subject to the 10% reduction

    Limiting the ability to take distributions on account of hardship

As a result, the Company anticipates that the Program will need to be amended to comply with the requirements of the Act and corresponding guidance. These changes may impact your deferral elections relating to Directors Fees for 2005. Because of the uncertainty relating to the Program under the Act and the changes to the Program that will likely result, you are encouraged to consult with your personal tax advisor before making an election to receive deferred shares in lieu of your Directors Fees.

To elect to participate in the Program, you must make an irrevocable election for the balance of 2005 (a) to receive, in exchange for deferring the receipt of all or portion of your Directors Fees, a stock award under the Plan and (b) to defer the receipt of the shares under that stock award until the date you terminate service. The stock award will provide you with the deferred right to receive a number of shares of common stock of the Company that is equal to your deferred Directors Fees divided by 75% of the fair market value of a share of the Company's common stock (the "Stock"), as defined in Section 5(b)(iii) of the Plan (the "Fair Market Value"), as of the date on which your Directors Fees otherwise would have been paid (the "Deferral Shares"). At all times, you will be fully vested in the Deferral Shares credited to you under the Plan.

Deferral elections will be limited to shares that are available in the Plan. To the extent there are insufficient shares to accommodate all of the deferral elections, each participant will receive a pro rata amount of the deferral and the balance will be paid in cash.

The Election Form will only apply to Directors Fees to be received for 2005. If you wish to make a similar election for any following calendar year you will be required to complete and file a new Election Form with the Company. Your execution of any Election Form shall constitute acknowledgement that all decisions and determinations by the Company will be final and binding on the Company, you and any other persons having or claiming an interest hereunder.

Upon your filing of the Election Form with the Company, the Company will establish a bookkeeping account in your name (the "Account"). The Account will be credited with the number of Deferral Shares calculated as described above. The Deferral Shares will be subject to the terms of the Plan regarding stock awards, including the terms regarding the treatment of stock awards granted under the Plan upon a Change of Control of the Company (as defined in the Plan).

If the Company distributes a cash dividend to its shareholders, the Company will pay you cash in an amount equal to the amount of cash that would have been paid to you if you actually owned the Stock represented by the Deferral Shares. Any cash amounts that you receive as a result of the distribution of a cash dividend will also be treated as ordinary income when you actually receive such amounts.

Ordinarily, upon payment of Directors Fees, you must recognize as ordinary taxable income the amount of such Directors Fees. However, under the Program, the fair market value of the Stock you receive in respect of the Deferral Shares on the date on which you actually receive them following your termination of service will then be treated as ordinary income. When you sell the Stock, you will realize capital gain or loss (long-term or short-term, depending on the length of time the Stock was held after you actually receive it) in an amount equal to the difference between your tax basis in the Stock and the selling price. For the Stock attributable to the Deferral Shares, your tax basis will ordinarily be the fair market value of the Stock at the time you receive it.

In order to benefit from this deferred tax treatment, you must complete and return the Election Form on or before March 15, 2005. (An Election Form for Directors Fees to be paid in 2005 is enclosed).

Unless you elect otherwise, you will receive a distribution of Stock equal to the Deferral Shares represented by your Account as soon as is practicable after your termination of service, but in no event later than 60 days after the date you terminate service. You can elect to have the Stock distributed to you in a single distribution, or over a period of time, not to exceed five annual installments. You may also elect to have the Stock be distributed to you on a date that is later than the date you terminate service by notifying the Company of the date on which you wish to receive a distribution. Such notice must be in writing and filed with the Company no later than 12 months prior to the date on which you terminate service. Distribution must be made (or begin) not later than five years after your termination of service.

In the event, the Company determines that you have encountered an unforeseeable hardship, upon receipt of your written request, you may redeem as many Deferral Shares as necessary to alleviate your hardship up to the number of Deferral Shares credited to your account. For purposes of this Program, unforeseeable hardship is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children are not considered to be the result of an unforeseeable hardship. Notwithstanding anything in this Program to the contrary, if you receive a distribution of Stock in a calendar year by reason of a hardship, any election you have made under this Program for the remaining portion of the year will be terminated and you will be prohibited from making an election under this Program for the next calendar year.

Moreover, if you are willing to forfeit 10% of the shares of Stock (to a maximum value of $50,000) that you withdraw, you may take a distribution, at any time, of a number of shares of Stock equal to all or a portion of the number of Deferral Shares credited to your Account, less the number of forfeited Deferral Shares. Upon receiving a withdrawal under this paragraph, any election you have made under this Program for the remaining portion of the year will be terminated and you will be prohibited from making an election under this Program for the next calendar year.

If you die before your Account has been fully paid out, the beneficiary designated on your Election Form will receive a distribution of a number of Shares of Stock equal to the remaining Deferral Shares credited to your Account as soon as administratively practicable after your death. If your beneficiary predeceases you or if, for some reason, you have not designated a beneficiary, your Deferral Shares will be paid to your surviving spouse, or, if none, your estate.

Upon request, the Company will provide to you a statement showing the number of Deferred Shares that have been credited to your Account.

For your 2005 Directors Fees, you may only make such an irrevocable election to be credited with Deferral Shares in lieu of your Directors Fees and to defer receipt of the Stock by completing the attached Election Form and returning it to Luann Taiariol no later than March 15, 2005.

This Program may be amended, suspended or terminated at any time by the Company; provided, however that no amendment, suspension or termination will adversely affect your rights, unless required to comply with applicable law.

If you have any questions, please call Phil Rooney at 610-727-6888.

INTERNET CAPITAL GROUP, INC. 1999 EQUITY COMPENSATION PLAN
DEFERRED STOCK UNIT PROGRAM

Deferral Election Form

For 2005 Directors Fees

Select and complete one of the following (any election under this program for the 2005 calendar year must be made before March 15, 2005):

Directors Fees. I hereby elect to receive a deferred stock award in exchange for deferring _____ [specify percentage in 5% increments] of the annual retainer fees and any other fees I would otherwise become entitled to for the 2005 calendar year ("Directors Fees") as a result of my serving as a member of the Board of Directors of Internet Capital Group, Inc. (the "Company"). I understand that such stock award shall be for a number of shares equal to my deferred Directors Fees for the 2005 calendar year divided by 75% of the Fair Market Value of the Company (as defined in the Internet Capital Group 1999 Equity Compensation Plan) on the date on which I would have otherwise received the Directors Fees ("Deferral Shares"). I further understand that once filed this election is irrevocable.

Distributions. I understand that by completing this election form my Deferral Shares will be distributed to me as soon as is reasonably practical after the date that I cease to perform services for the Company. I further understand that if I wish to defer distribution of my Deferral Shares until a date that is after the date I cease to perform services for the Company, I will be required to provide the Company with written notice of the date on which I would like to receive a distribution of my Deferral Shares, and that such written notice must be received by the Company prior to the date that is 12 months before the date I terminate service for the Company. I further understand that I must receive (or begin to receive) a distribution of my Deferral Shares within five years of the date I cease to provide services to the Company.

FORM OF DISTRIBUTION

I hereby elect to have any Deferral Shares attributable to my deferral made in 2005 paid to me in the following form:

☐ In a single distribution at the distribution time discussed above.

☐ In substantially equal annual installments over a period of _________ years [(not more than 5)] with the first installment being made at the distribution time discussed above and the remaining installments being made each anniversary thereof.

BENEFICIARY DESIGNATION

Beneficiary to whom payment is to be made (as above specified) in the event of my death before receiving payment of the entire balance in my Account:

Name	Address

Contingent Beneficiary to whom payment is to be made (as above specified) in the event of my death before receiving payment of the entire balance in my Account if the Beneficiary listed above dies before the entire balance of my Account has been distributed.

Name	Address

This election supersedes any prior election I have made under the Plan.

By signing this Election Form, I understand that the Internet Capital Group, Inc. 1999 Equity Compensation Plan Deferred Stock Unit Program (the "Program") and my deferral election made pursuant to this Deferral Election Form may require conforming changes once formal guidance is issued with respect to new Section 409A of the Internal Revenue Code of 1986, as amended. I also understand and agree that in the event that my election does not conform with Section 409A and the guidance issued thereunder, Internet Capital Group may take whatever action is necessary to bring the Program and this election into compliance with Section 409A and the corresponding guidance.

GRANTEE SIGNATURE

________________________

[NAME]

Date:______________

Receipt Acknowledged:

By:____________________

Title:__________________ Date:__________________